Exhibit 99.1

Fathom Holdings Announces Proposed Primary and

Secondary Offering of Common Stock

CARY, N.C., November 17, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced a proposed primary and secondary offering of its common stock in an underwritten public offering.

Fathom also expects to grant to the underwriters of the offering a 45-day option to purchase up to an additional 15% of the shares of common stock offered in the underwritten public offering on the same terms and conditions. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Roth Capital Partners and Stephens Inc. are acting as joint book-running managers for the offering, with D.A. Davidson & Co. acting as co-manager.

A shelf registration statement relating to the shares of common stock to be issued in the primary and secondary offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus in connection with this offering will be filed with the Securities and Exchange Commission and, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by accessing the SEC's website, www.sec.gov.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software, intelliAgent. The Company's brands include Fathom Realty, Dagley Insurance, Encompass Lending, intelliAgent, LiveBy, Real Results, and Verus Title. For more information, visit www.FathomInc.com

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of Fathom’s business and other risks set forth in the Registration Statement on Form S-3 filed with the SEC on September 13, 2021, as amended and/or supplemented, and in the Risk Factors section of the Company’s most recent Form 10-K as filed with the SEC and supplemented from time to time in other Company filings made with the SEC. Copies of Fathom’s Form 10-K and other SEC filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040